                                                                     Exhibit 2.1

                    ----------------------------------------

                              K A U F V E R T R A G

                                    zwischen

 RECHTSANWALT HINNERK-JOACHIM MULLER ALS INSOLVENZVERWALTER DER SAVETHERAPEUTICS
                                     AG i.L.

                                       und

                            MEDICAL DISCOVERIES, INC.

                                   betreffend

               den Kauf von wesentlichen Vermogensgegenstanden der

                            SAVETHERAPEUTICS AG i.L.

                     ---------------------------------------

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

1. Medical Discoveries, Inc., 1338 S. Foothill Drive, #266, Salt Lake City, Utah, USA

                                                       im folgenden: ,,KAUFERIN"

und

2. Rechtsanwalt Hinnerk-Joachim Muller als Insolvenzverwalter der Savetherapeutics AG i.L., Speersort 4-6, 20095 Hamburg, Deutschland

                                                      im folgenden: ,,VERKAUFER"

      schlie(beta)en den nachfolgenden

                              K A U F V E R T R A G

                                   I. PRAAMBEL

      Die Savetherapeutics AG i.L. mit Sitz in Hamburg (HRB 80715), im Folgenden ,,SCHULDNERIN", betrieb die Entwicklung und Vermarktung von Therapeutika, Diagnostika und Kosmetika, insbesondere aber nicht ausschlie(beta)lich im Bereich Brustkrebs UNd anderen Indikationen. Mit Beschlu(beta) des Amtsgerichts Hamburg vom 14.01.2005 (Az.: 67e IN 294/04) ist uber das Vermogen DEr Schuldnerin am 14.01.2005, 9:57 Uhr, das Insolvenzverfahren eroffnet und der Verkaufer zum Insolvenzverwalter bestellt worden.

      Die Kauferin ist an einer Ubernahme wesentlicher Vermogensgegenstande der Schuldnerin interessiert. Zu diesem Zweck sind Kauferin und Verkaufer in Verkaufsverhandlungen eingetreten. Die Kauferin hatte dem Verkaufer bereits ein Erwerbsangebot unterbreitet. Dieses stand in Abhangigkeit von einer mit den Gesellschaftern der Schuldnerin Prof. Dr. Heinrich Wieland und Dr. Alfred Schmidt abzuschlie(beta)enden Vergleichsvereinbarung. Diese Vereinbarung uber die Einbringung und Aufteilung der Schutzrechte (in kosmetische und nicht kosmetische Anwendungen), die Teil des Kaufgegenstandes sind, kam in der Folgezeit nicht zustande, so dass das ursprungliche Angebot der Kauferin erloschen ist. In Kenntnis dieses Umstandes und der Tatsache, dass die Herren Schmidt und Wieland weiterhin behaupten, Inhaber der Schutzrechte zu sein, beabsichtigt die Kauferin, nunmehr nicht nur

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR
      den nicht kosmetischen Anwendungsbereich der Schutzrechte, sondern diese insgesamt zu erwerben.

      Dabei besteht Einigkeit unter den Parteien, da(beta) es sich um einen Kauf von Vermogensgegenstanden aus der Insolvenzmasse der Schuldnerin handelt. Daher sollen gegen den Verkaufer bzw. die Insolvenzmasse im Hinblick auf den Kaufgegenstand keinerlei Anspruche auf Gewahrleistung, Schadensersatz oder Ruckabwicklung bestehen.

                  II. KAUF VON BESTIMMTEN VERMOGENSGEGENSTANDEN
                       DER FIRMA SAVETHERAPEUTICS AG i.L.

      Der Verkaufer verkauft und ubertragt hiermit samtliche
      Vertrags-Erfindungen und Vertrags-Schutzrechte, die in den in Anlage 1 und Anlage 2 beigefugten Schutzrechtskaufvertragen definiert sind.

      Verkauft und ubertragen werden daher insbesondere die in der Anlage 3 aufgefuhrten Vermogensgegenstande und Rechte (insgesamt der
      ,,KAUFGEGENSTAND"). Die Materialen und Unterlagen, die der Verkaufer im Besitz hat, sind der Kauferin unmittelbar nach Vertragsunterzeichnung zu ubergeben.

      Soweit Vermogensgegenstande und/oder Rechte, welche die Schuldnerin hat, in den Anlagen 1, 2 und 3 nicht genannt werden, aber im Zusammenhang mit der gewerblichen Nutzung des Kaufgegenstandes erforderlich sind, werden auch diese mitverkauft und ubertragen. Sie sind Bestandteil des Kaufgegenstandes. Die Kauferin erwirbt ferner mit dem Kaufgegenstand in Zusammenhang stehendes Know-how sowie alle Materialien, Unterlagen, die im Zusammenhang mit klinischen Studien und Zulassungsverfahren stehen, soweit die Schuldnerin sie in unmittelbarem Besitz hat.

      Der Verkaufer verkauft und ubertragt hiermit den Kaufgegenstand und die damit in Zusammenhang stehenden Vermogensrechte an die Kauferin.

      Die Kauferin nimmt hiermit den Verkauf und die Ubertragung des Kaufgegenstandes und der damit in Zusammenhang stehenden Vermogensrechte an.

      Im Ubrigen werden keine Vermogensgegenstande oder Verbindlichkeiten der Schuldnerin auf die Kauferin ubertragen. Die Kauferin ubernimmt auch keinerlei Verpflichtungen oder Haftungen der Schuldnerin oder des Verkaufers.

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

       III. AUSSCHLU(beta) DER GEWAHRLEISTUNG / FESTSTELLUNG DES EIGENTUMS

      Der Verkaufer sichert der Kauferin zu, da(beta) er zum Abschlu(beta) eines Vertrages der vorliegenden Art formell berechtigt ist.

      Im Rahmen einer beschrankten, vorvertraglichen Due Diligence hat die Schuldnerin der Kauferin in der Zeit vom 6. Dezember 2004 bis 28. Januar 2005 ausgesuchte zur Evaluierung bestimmter Aspekte des Kaufgegenstandes erforderliche sowie die von der Kauferin angeforderten Unterlagen zur Verfugung gestellt.

      Deshalb, und im Hinblick auf die Insolvenz der Schuldnerin, schlie(beta)en die Vertragsparteien im Rahmen des gesetzlich Zulassigen jegliche Gewahrleistung aus diesem Vertrag oder im Zusammenhang damit aus, soweit in diesem Absatz nichts Abweichendes geregelt ist. Daneben sind sich die Vertragsparteien daruber einig, da(beta) auch im Ubrigen keine sonstigen Anspruche aus jedwedem Rechtsgrund, insbesondere Anspruche auf Schadensersatz, Schadloshaltung und/oder Rucktritt vom Vertrag, gegen den Verkaufer bestehen.

      Der Verkaufer hat die Kauferin daruber informiert, da(beta) die Gesellschafter der Schuldnerin, Herr Dr. Alfred Schmidt und Herr Prof. Heinrich Wieland, ihren sich aus Section 8 des Beteiligungsvertrages vom
      9. November 2000 sowie der in den Schutzrechtkaufvertragen (Anlage 1 und Anlage 2 zu diesem Vertrag) ergebenden Verpflichtungen zur Einlage der in den Schutzrechtskaufvertragen genannten Patente in die Schuldnerin widersprechen. Sie vertreten die Auffassung, die Schutzrechte stunden nach wie vor ihnen zur personlichen Nutzung zu.

      Der Verkaufer hat die Kauferin daruber hinaus davon unterrichtet, da(beta) eine Umschreibung der Patente bei den relevanten Patentamtern tatsachlich nicht stattgefunden hat, d.h. bei den Patentamtern die Herren Schmidt/Wieland nach wie vor als Patentinhaber der kaufgegenstandlichen Patente gefuhrt werden.

      DIE KAUFERIN ERKLART IN VOLLER KENNTNIS UND WURDIGUNG DIESES SACHVERHALTES
      FOLGENDES:

      Die Kauferin tragt, das Risiko, dass der Einbringung der kaufgegenstandlichen Patente und des Know-hows durch die Herren Schmidt/Wieland widersprochen wird.

      Die Kauferin beabsichtigt, mit den Herrn Schmidt/Wieland nochmals eine einvernehmliche Losung uber die Inhaberschaft der Schutzrechte herbeizufuhren.

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

      Sollte dies innerhalb einer angemessenen Frist nach Abschlu(beta) dieses Vertrages nicht moglich sein, wird die Kauferin alle notwendigen Handlungen zur Klarung der Rechtssituation, insbesondere die notigenfalls gerichtliche Feststellung, da(beta) die Patente in die Schuldnerin eingebracht bzw. auf die Kauferin ubertragen wurden, in Eigenverantwortung und auf eigene Kosten durchfuhren. Dies schlie(beta)t auch die Kosten eines etwaigen Rechtsstreites mit ein, welchen die Equicore Beteiligungs GmbH fur die Kauferin als deren Proze(beta)standschafterin fuhrt.

      Der Verkaufer versichert im Gegenzuge, da(beta) er sich nach Kraften bemuhen wird, mit der Equicore Beteiligungs GmbH eine Vereinbarung zu treffen, wonach diese die Kauferin bei der Durchsetzung dieses Anspruches auf Einbringung der Patente in die Schuldnerin umfassend, insbesondere auch durch Uberlassung von Unterlagen und, soweit gesetzlich zulassig, durch Abtretung der Anspruche auf Einbringung der kaufgegenstandlichen Patente oder im Wege der Proze(beta)standschaft oder vergleichbarer Weise unterstutzen wird.

      Diese Vereinbarung mit Equicore Beteiligungs GmbH ist binnen 60 Tagen nach Unterzeichnung dieses Vertrages abzuschlie(beta)en; andernfalls sind die Parteien zum Rucktritt vom Vertrag berechtigt.

      Das von der Equicore Beteiligungs GmbH eingeforderte Mitwirkungsentgelt von 3 % auf den gezahlten Kaufpreis wird von dem Verkaufer getragen.

      Sollte die Equicore Beteiligungs GmbH fur die Vorbereitung der Prozessfuhrung zugunsten der Kauferin ein Stundenhonorar ((euro) 250 pro Stunde) beanspruchen, so tragen die Parteien dies jeweils zur Halfte, jedoch bis insgesamt maximal (euro) 10.000.

      Die Kauferin erklart weiterhin, da(beta) sie fur den Fall, da(beta) die Einbringung der Patente durch die Herren Schmidt/Wieland in die Kauferin nicht rechtskraftig festgestellt werden kann, keinerlei rechtliche Anspruche gegen den Verkaufer geltend machen wird. Sie tragt insoweit dieses Risiko alleine.

      Der Kauferin ist bekannt, dass der Verkaufer uber die der Kauferin zur Verfugung gestellten Unterlagen hinaus keine Kenntnis von und keine Einflussmoglichkeit auf etwaige sonstigen Handlungen der Herren Schmidt/Wieland hat, die zwischenzeitlich vorgenommen wurden oder bis zur rechtskraftigen Feststellung des Eigentumserwerbes durch die Kauferin und die Umschreibung der Patente vorgenommen werden. Die Kauferin verzichtet hiermit auf etwaige ihr insoweit zustehenden Anspruche gegen den Verkaufer, auch soweit die Anspruche aus

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

      Handlungen herruhren, die den Bestand, die Inhaberschaft und die Lastenfreiheit der Patente betroffen haben.

                       IV. KAUFPREIS, ZAHLUNGSBEDINGUNGEN

      Der Kaufpreis fur den Kaufgegenstand betragt (euro) 2.350.000 (in Worten:
      Euro zwei Millionen dreihundertfunfzigtausend).

      Soweit erforderlich stellt der Verkaufer der Kauferin eine Rechung entsprechend den gesetzlichen Vorschriften aus und quittiert den Erhalt des Kaufpreises.

      Der Kaufpreises wird nach Ma(beta)gabe der nachfolgenden Bestimmungen fallig:

      Ein Teilkaufpreis in Hohe von (euro) 500.000 (in Worten: Euro funfhunderttausend) ist mit der Unterzeichnung dieses Kaufvertrages fallig und binnen 10 Tagen auf das unten genannte Konto des Verkaufers zu zahlen:

            Bank:        HSH Nordbank AG
            Konto Nr.:   1000 024 670
            BLZ:         210 500 00
            Inhaber:     RA Hinnerk-Joachim Muller wg. Savetherapeutics AG

      Sofern diese Verpflichtung nicht fristgerecht erfullt wird, ist der Verkaufer zum Vertragsrucktritt berechtigt. Das Rucktrittsrecht erlischt binnen zwei Wochen nach Vorliegen des Rucktrittsgrundes. Keine Partei kann gegen die andere im Rucktrittsfall Rechte/Anspruche, gleich welcher Art, wegen des Rucktritts geltend machen.

      Der zweite Teilkaufpreis in Hohe von (euro) 500.000 (in Worten: Euro funfhunderttausend) ist zu erbringen, sobald die in Ziffer III beschriebene Feststellung uber die Einbringung der Patente in die Kauferin entweder im Wege eines Vergleiches mit den Herren Schmidt/Wieland oder aber durch ein rechtskraftiges Urteil eines deutschen Gerichtes festgestellt wurde.

      Der dritte Teilkaufpreis in Hohe von (euro) 1.350.000 (in Worten: Euro eine Million dreihundertfunfzigtausend) wird bei erfolgreicher Kommerzialisierung des Kaufgegenstandes fallig, d.h. sobald die Kauferin in Form einer Lizenzierung oder eines Produktverkaufs

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

      Umsatz in Hohe von mindestens (euro) 1.350.000 (in Worten: Euro eine Million dreihundertfunfzigtausend) erzielt hat.

      Die Kosten der Transaktion, insbesondere Kosten angefallener Rechtsberatung durch die Sozietat Mayer, Brown, Rowe & Maw LLP, tragt die Kauferin bis zu einem Betrag von (euro) 80.000,00.

                        V. RUCKTRITTSRECHT DES VERKAUFERS

      Die Kauferin verpflichtet sich, gegenuber dem Verkaufer binnen einer Frist von 9 Monaten nach der in Ziffer III beschriebenen Feststellung der Einbringung des Kaufgegenstandes in die Schuldnerin durch Vergleich oder rechtskraftiges Gerichtsurteil in angemessener und nachprufbarer Weise gegenuber dem Verkaufer zu belegen, da(beta) sie uber die fur eine Kommerzialisierung des Kaufgegenstandes notwendigen finanziellen Mittel verfugt und den auf die Kommerzialisierung zielenden Weiterentwicklungsprozess begonnen hat. Fur den Fall, da(beta) die Kauferin diesen Nachweis nicht fristgerecht fuhrt, ist der Verkaufe berechtigt, vom Vertrag zuruckzutreten. Im Rucktrittsfall hat die Kauferin keinen Anspruch auf Ruckzahlung bis dato geleisteter Teilkaufpreiszahlungen.

                                VI. VERSCHIEDENES

      Die Vertragsparteien sind nicht berechtigt, Rechte aus diesem Vertrag oder Anspruche gegen die andere Partei oder andere Parteien an Dritte abzutreten. Sofern die Kauferin die Ubertragung des Kaufvertrages auf eine Zweckgesellschaft oder ein verbundenes Unternehmen beabsichtigt, so wird der Verkaufer seine Zustimmung nur aus wichtigem Grund verweigern. Der Verkaufer ist dabei berechtigt, seine Zustimmung davon abhangig zu machen, da(beta) die Kauferin dem Verkaufer die Zahlung offenen Kaufpreises unter Verzicht auf Aufrechnung/Zuruckhaltung garantiert. Nach Entrichtung des vollstandigen Kaufpreises kann die Kauferin frei uber den Kaufgegenstand verfugen.

      Das Recht der Kauferin zur Aufrechnung gegen den Kaufpreisanspruch des Verkaufers ist ausgeschlossen. Uber die in Ziffer IV. vorgesehenen Auszahlungsbedingungen hinaus steht der Kauferin kein
      Zuruckbehaltungsrecht zu.

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

      Anderungen und Erganzungen dieses Vertrages, einschlie(beta)lich der Anderung dieser Klausel, bedurfen der Schriftform, um gultig zu sein, sofern keine notarielle Beurkundung gesetzlich erforderlich ist.

      Sollten einzelne oder mehrere Bestimmungen dieses Vertrages unwirksam, unvollstreckbar, nichtig oder gesetzwidrig sein oder werden, so soll hierdurch die Gultigkeit der ubrigen Bestimmungen nicht beruhrt werden. Anstelle einer solchen unwirksamen, unvollstreckbaren, nichtigen oder gesetzwidrigen Bestimmung gilt zwischen den Parteien eine derartige wirksame, vollstreckbare und gesetzliche Bestimmung als vereinbart, die, sofern die Parteien nichts anderes bestimmen, so weit wie moglich denselben wirtschaftlichen Zweck erfullt wie die unwirksame, unvollstreckbare, nichtige oder gesetzwidrige Bestimmung. Dasselbe gilt entsprechend fur Vertragslucken.

      Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland mit Ausnahme des deutschen internationalen Privatrechts sowie unter Ausschlu(beta) der Bestimmungen des UN-Kaufrechts.

      Sofern Widerspruche zwischen der ma(beta)geblichen deutschen Fassung dieses Vertrages und der unverbindlichen englischen Ubersetzung bestehen, so geht die deutsche Fassung der englischen Fassung vor.

______________________, den 11.03.2005

/s/ Judy M. Robinett
--------------------------
Medical Discoveries, Inc., vertreten durch ihren CEO Frau Judy Robinett

______________________, den 11.03.2005

/s/ Hinnerk J. Muller
---------------------------
Herr Rechtsanwalt Hinnerk-Joachim Muller als Insolvenzverwalter der Savetherapeutics AG i.L.

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

                             CONVENIENCE TRANSLATION

                           SALE AND PURCHASE AGREEMENT

                                     between

    ATTORNEY HINNERK-JOACHIM MULLER AS LIQUIDATOR OF SAVETHERAPEUTICS AG i.L.

                                       and

                            MEDICAL DISCOVERIES INC.

                                    regarding

                     the purchase of the essential assets of

                            SAVETHERAPEUTICS AG i.L.

                             CONVENIENCE TRANSLATION

1. Medical Discoveries Inc., 1338 S. Foothill Drive, # 266, Salt Lake City, Utah, USA

                                                              hereafter: "BUYER"

and

2. Attorney Hinnerk-Joachim Mueller as liquidator of Savetherapeutics AG i.L.,Speersort 4-6, 20095 Hamburg

                                                             hereafter: "SELLER"

      enter into the following

                           SALE AND PURCHASE AGREEMENT

                                   I. PREAMBLE

Savetherapeutics AG i.L., with registered seat in Hamburg (HR B 80 175), hereafter "THE OBLIGOR" carried on the development and marketing of therapeutics, diagnostics and cosmetics, in particular, however not exclusively, in the field of breast cancer and other indications. Following the decision of the Local Court in Hamburg (ref.: 67e IN 294/04) dated January 14, 2005 insolvency proceedings have been opened over the assets of the Obligor as of January 14, 2005, 9:57 a.m. and Seller has been appointed as Liquidator.

Buyer is interested in taking over essential assets of Seller. Buyer and Seller have entered into negotiations for this purpose. Buyer already submitted an offer which depended on the conclusion of a settlement agreement between the shareholders of the Obligor Prof. Dr. Heinrich Wieland and Dr. Alfred Schmidt. This agreement was intended to define the split (into cosmetic and non-cosmetic use) of the patents (Schutzrechte) being part of the

                            CONVENIENCE TRANSLATION

object of purchase, but was not concluded between the parties concerned; therefore the offer has expired. Being fully aware of these circumstances as well as the fact that Mr. Schmidt and Mr. Wieland still claim to be the owner of the patents, Buyer now intends to purchase the patents entirely and not only the part relating to the non-cosmetic use of such patents.

The parties agree that this agreement relates to a purchase of assets from the insolvency assets (Insolvenzmasse) of Obligor. Therefore all warranty or damage claims as well as claims relating to reversed transactions (Ruckabwicklung) against Seller or the insolvency assets (Insolvenzmasse) with regard to the object of purchase shall be barred.

                            CONVENIENCE TRANSLATION

                         II. PURCHASE OF CERTAIN ASSETS

                    OF THE COMPANY SAVETHERAPEUTICS AG i. L.

Seller hereby sells and assigns all inventions (Vertrags-Erfindungen) and patents (Vertrags-Schutzrechte) as defined in the IP Purchase Agreements attached hereto as Annex 1 and Annex 2.

In particular Seller hereby sells and assigns all assets and rights listed in Annex 3 (hereafter altogether referred to as "OBJECT OF PURCHASE"). Seller shall hand over to Buyer any information and documentation to the extent they are in the possession of the Seller immediately after signing of this agreement.

Assets and rights not mentioned in Annex 1, 2 and 3 which are however necessary in connection with the commercial use of the Object of Purchase are herewith sold and transferred and form part of the Object of Purchase. In connection with the assignment of the Object of Purchase Seller sells and transfers, including but not limited to, associated know-how and all documents relating to clinical studies and marketing authorization procedures (Zulassungsverfahren), to the extent they are in the possession of Seller.

Seller herewith sells and transfers to Buyer the Object of Purchase including the assignment of all associated rights.

Buyer herewith accepts such sale and transfer of the Object of Purchase including the assignment of the associated rights.

NO OTHER ASSETS OR OBLIGATIONS OF OBLIGOR ARE TRANSFERRED TO BUYER. THE BUYER DOES NOT ASSUME ANY OBLIGATION OR LIABILITY OF THE OBLIGOR OR THE SELLER.

           III. EXCLUSION OF WARRANTY CLAIMS / ALLOCATION OF PROPERTY

The Seller warrants that he is formally entitled to enter into any contract of the kind of this agreement.

                            CONVENIENCE TRANSLATION

During a limited pre-contractual Due Diligence from December 6, 2004 to January 28, 2005 Obligor has made available to Buyer selected documents necessary for evaluating the Object of Purchase as well as the documents requested by Buyer.

Therefore, and with regard to the insolvency of the Obligor the parties herewith exclude, as far as legally possible, all warranty claims (Gewahrleistung) arising out of or in connection with this sale and purchase agreement unless stated otherwise in this paragraph. In addition, the parties agree that no other claims shall exist against Seller for any legal reason, in particular claims for damages (Schadenersatz), indemnification (Schadloshaltung) and/or the right to withdraw from the contract (Rucktritt).

Seller informed Buyer about the fact that the Obligor's shareholders Dr. Alfred Schmidt and Prof. Dr. Wieland deny their obligations arising out of Section 8 of the Investment Agreement, dated November 9, 2005 and the IP Purchase Agreements (attached hereto as Annex 1 and Annex 2) to contribute and assign the patents mentioned in the IP Purchase Agreements to the Obligor. They argue that they still have the right to dispose of the patents.

Furthermore Seller disclosed to Buyer that the re-registration of the patents with the patent offices concerned has not occurred, i.e. Schmidt/Wieland are still registered as patent owners with the patent offices with regard to the patents being part of the object of purchase.

Being fully aware of these circumstances and after considering the underlying facts the Buyer declares the following:

The Buyer takes the risk that Schmidt/Wieland will object to the contribution and assignment of the patents concerned and the respective know-how.

The Buyer is willing to take the effort to come to an amical solution with Messrs. Schmidt/Wieland regarding the ownership of the patents.

If such effort should fail within an appropriate time frame after entering into this agreement, Buyer will take all necessary steps on its own responsibility and bearing all costs, to clarify the legal situation, including to allow the determination of the contribution of the patents to the Obligor respectively the transfer of the patents to the Buyer by a competent court. This

                            CONVENIENCE TRANSLATION

includes the expenses of a possible law suit conducted by Equicore Beteiligungs GmbH for the benefit of the Buyer as representative action (Prozessstandschaft).

In considering this, Seller affirms that he will use reasonable efforts (nach Kraeften bemuehen) to enter into an agreement with Equicore Beteiligungs GmbH, which will obligate the company to extensively support the Buyer in pursuing its claim for contribution and assignment of the patens, including, but not limited to, the submission of documents and as far as legally permissible the transfer of claims relating to the contribution of the patents being part of the object of purchase, by representative action (Prozessstandschaft) or in a comparable way.

The agreement with Euqicore Beteiligungs GmbH shall be concluded within 60 days after signing of this agreement; otherwise the parties are entitled to rescind this agreement.

The compensation payment (Mitwirkungsentgelt) in the amount of 3 % of the purchase price which Equicore Beteiligungs GmbH requests shall be borne by the Seller.

In case Equicore Beteiligungs GmbH claims a payment for the preparation of the legal proceedings for the benefit of the Buyer based on hourly rates (Euro 250), both parties shall bear such costs in equal shares up to a total maximum of Euro 10,000.

The Buyer declares that he will not assert any claims against the Seller, if the contribution of the patents to Buyer by Schmidt/Wieland cannot become final and legally binding. Buyer alone shall bear the entire economic risk.

The Buyer is aware of the fact that in addition to the documents made available to the Buyer, Seller has neither knowledge nor the capabilities to influence on Schmidt/Wieland regarding any measures already taken or to be taken by them until the final and binding decision determining the ownership of the patents and the re-registration of the patents. Buyer herewith waives all rights against Seller which might arise in connection therewith, even if such claims relate to acts which affect the existence, ownership or third party rights (Lastenfreiheit) of the patents.

                            CONVENIENCE TRANSLATION

                      IV. PURCHASE PRICE, TERMS OF PAYMENT

The purchase price for the Object of Purchase amounts to (euro) 2,350,000 (in words: Euro two million and three hundred fifty thousand).

Insofar as necessary Seller shall issue to Buyer an invoice in accordance with the legal regulations and shall confirm the receipt of the purchase price.

The purchase price is due and payable in accordance with the following provisions:

A FIRST INSTALMENT IN THE AMOUNT OF (euro) 500,000 (IN WORDS: EURO FIVE HUNDRED THOUSAND) IS DUE AND PAYABLE UPON SIGNING OF THIS AGREEMENT AND HAS TO BE PAID WITHIN A PERIOD OF 10 (TEN) DAYS TO THE ACCOUNT OF THE SELLER:

Bank:                HSH Nordbank AG
Account no:          1000 024 670
Banking Code:        210 500 00
Reference:           Attorney Hinnerk-Joachim  Muller re. Savetherapeutics AG

If such obligation is not complied with, then each party shall have the right to rescind from the agreement within two weeks after such non compliance becomes public. All further claims for damages or other remedies are excluded by this right to rescind.

The second instalment in the amount of (euro) 500,000 (in words: Euro five hundred thousand) shall be due and payable upon the final and legally binding determination of the contribution of the patents to the Buyer either by a settlement agreement to be entered into with Schmidt/Wieland or by a final and binding decision of a German court.

The third instalment in the amount of (euro) 1,350,000 (in words: Euro one million three hundred and fifty thousand) will be due and payable upon successful commercialisation of the object of purchase, i.e. as soon as the Buyer receives revenues in the amount of at least (euro) 1,350,000

                            CONVENIENCE TRANSLATION

(in words: Euro one million three hundred and fifty thousand) either via licensing or a sale of products.

The costs of the transaction, in particular fees of Mayer, Brown, Rowe & Maw LLP, shall be borne by the Buyer up to a maximum of Euro 80,000.

                          V. SELLER'S RIGHT TO RESCIND

The Buyer is obligated to provide evidence to the Seller in an appropriate and verifiable way within 9 months after the final and binding determination of the contribution of the patents to the Obligor's assets either by settlement or court decision, that Buyer has secured sufficient financial capacities to allow for a successful commercialisation of the Object of Purchase and that he has initiated development activities aiming at such commercialization.

The Seller shall be entitled to rescind this agreement, if Buyer is unable to provide such evidence in due time. In this case the Buyer shall not be entitled to the repayment of any partial purchase price payment made to that date.

                                VI. MISCELLANEOUS

The parties are not entitled to assign rights under this contract or claims against the other party or other parties of this agreement to third parties. Insofar as Buyer intends to assign this sale and purchase agreement to a special purpose vehicle or an affiliated company, Seller shall deny its consent only for good cause (aus wichtigem Grund). As long as the purchase price has not been paid Seller shall be entitled to request the submission of a guarantee of Buyer with regard to payment of the remaining purchase price prior to granting the approval which shall include a waiver of Buyer's rights for set off (Aufrechungsrecht) or retention (Zurueckbehaltungsrecht). Buyer shall be free in its decision to dispose of the Object of Purchase after payment of the purchase price.

                            CONVENIENCE TRANSLATION

      Buyer's right to set-off (Aufrechnung) any claims against Seller's claim for payment of the purchase price is herewith excluded. Buyer shall have no rights of retention (Zuruckbehaltungsrecht) other than those set forth in clause IV. above.

      Any changes and amendments to this contract, including any amendments to this written form requirement must be made in writing in order to be valid unless a notarization is required by law.

      Should individual or several provisions of this contract be or become invalid, unenforceable, null and void or illegal this shall have no effect on the validity of the remaining provisions. The parties shall agree upon a valid, enforceable and legal provision to replace the invalid, unenforceable, null and void or illegal provision which shall insofar as not otherwise determined by the parties as far as possible satisfy the same commercial intention as the invalid, unenforceable, null and void or illegal provision. The same shall apply accordingly for a gap in the contract.

      This contract is subject to the laws of the Federal Republic of Germany with the exception of German international private law and the UN Convention on Contracts for the International Sale of Goods.

      In case of discrepancies between the binding German version and this convenience translation the German version shall prevail.

      _______________, this __ day of ________2005

      Medical Discoveries Inc, represented by the managing director Judy
      Robinett

      _______________________________________________

      Attorney Hinnerk-Joachim Muller as liquidator of Savetherapeutics AG i.L.